UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MEDIZONE INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Nevada	87-0412648
(State of other jurisdiction of incorporation or organization	(I.R.S. Employer Identification No.)

144 Buena Vista, P.O. Box 742, Stinson Beach, California	94970
(Address of Principal Executive Offices)	(Zip Code)

Medizone International, Inc.

2009 Incentive Stock Plan

 (Full Title of Plan)

Mr. Edwin G. Marshall

144 Buena Vista

P.O. Box 742

Stinson Beach, California

(Name and address of agent for service)

(415) 868-0300

(Telephone number, including area code, of agent for service)

Copies to:

Kevin R. Pinegar

C. Parkinson Lloyd

Durham Jones & Pinegar, P.C.

 111 East Broadway, Ninth Floor

Salt Lake City, UT 84111

Tel (801) 415-3000

Fax (801) 415-3500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer □                                                                               Accelerated filer □

Non-accelerated filer □ (Do not check if a smaller reporting company)     Smaller reporting company  ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.001	8,000,000	$0.10	$80,000	$45

(1)

Includes 8,000,000 shares under the Medizone International, Inc. 2009 Incentive Stock Plan.  Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of common stock of Medizone International, Inc., a Nevada corporation (the “Registrant” or the “Company”), which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction which results in an increase in the number of outstanding shares of the Registrant’s common stock.

(2)

Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The computation is based on the average bid and ask price of the Registrant’s common stock as reported on the OTCBB on September 11, 2009.

EXPLANATORY NOTE

This Registration Statement is being filed to register the issuance of up to 8,000,000 shares of common stock of Medizone International, Inc., par value $0.001 per share, to certain employees of the Company and other eligible individuals under the Medizone International, Inc. 2009 Incentive Stock Plan, either as stock or other awards, and the subsequent exercise of any such awards.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information. (1)

Item 2.   Registrant Information and Employee Plan Annual Information.  (1)

(1)

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the Note to Part I of Form S-8 and has been or will be sent or given to participants in the Plans as specified in Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Securities and Exchange Commission are incorporated herein by reference:

1.	Annual Report on Form 10-K for the year ended December 31, 2008, as filed on March 24, 2009.

2.	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009, as filed on May 12, 2009 and August 11, 2009, respectively.
3.	Amended Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2009, as filed on August 11, 2009.

4.	Current Reports on Form 8-K filed on June 3, 2009, June 15, 2009, July 7, 2009, July 13, 2009, August 31, 2009 and September 8, 2009.

5.

The description of the Registrant’s Common Stock set forth in the Registrant’s registration statement on Form S-18 effective May 14, 1985, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all shares of common stock covered by this registration statement have been sold or which deregisters all such shares remaining unsold, shall be deemed to be incorporated by reference and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference to this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

 Item 4.   Description of Securities.

The following is a summary description of our capital stock as contained in our amended Articles of Incorporation:

Classes of Stock. The Corporation is authorized to issue two classes of stock, to be designated, respectively, “Common Stock” and “Preferred Stock”. The total number of shares which the Corporation is authorized to issue is Four Hundred Forty-Five Million (445,000,000). Three Hundred Ninety-Five Million (395,000,000) shares shall be Common Stock, par value $0.001 per share, and Fifty Million (50,000,000) shares shall be Preferred Stock, $0.00001 par value per share, undesignated as to class, powers, designations,  and certain provisions of the Registrant’s Articles of Incorporation, as amended and corrected, the Registrant’s By-laws, and certain applicable provisions of Nevada law.

Item 5.    Interests of Named Experts and Counsel.

455049.1

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Article VII of the Registrant's Articles of Incorporation and Article VI of the Registrant's By-Laws provide that the Registrant shall indemnify a director or officer to the full extent permitted by the Nevada Business Corporations Act as in effect at the time of the conduct by such person. Specifically, the Registrant’s By-Laws provide as follows:

Section 4.16. Indemnification: Advancement of Expenses. The Corporation shall indemnify the officers and directors of the Corporation to the fullest extent permitted by the Nevada Private Corporations Act as the same now exists or many hereafter be amended. In the event that the Nevada Private Corporations Act is amended after the filing of the Corporation’s Articles of Incorporation with the Nevada Secretary of State’s Office so as to authorize corporate action further eliminating or limiting the personal liability of an officer or director, then the liability of an officer or director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Private Corporations Act as so amended. The Corporation shall pay the expenses incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit of proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it should by ultimately determined that he or she is not entitled to be indemnified by the Corporation as authorized by the Nevada Private Corporations Act. Any amendment to or repeal of any of the provisions in this Section 4.16 shall not adversely affect any right or protection of an officer or director of the Corporation for or with respect to any act or omission of such director occurring prior to such amendment or repeal.

Section 4.17. Indemnification of Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent permitted by the provision of Section 4.16 of these Bylaws and Article VII of the Corporation’s Articles of Incorporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is unenforceable, or that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

Exhibit No.

Document

3.1

Amended and Restated Certificate of Incorporation (incorporated by reference to annual report on Form 10-K for the period ended December 31, 1986 and Current Report on Form 8-K filed September 11, 2009)

3.2

Amended Bylaws (incorporated by reference to annual report on Form 10-K for the period ended December 31, 1992.)

5*

Opinion of Durham Jones & Pinegar, P.C.

23.1*

Consent of HJ Associates & Consultants, LLP  (included in Exhibit 5)

24*

Power of Attorney (included on signature page)

99.1*

Medizone International, Inc. 2009 Incentive Stock Plan

99.2*

Consultant Nonstatutory Stock Option Agreement – Bernard Lim

99.3*

Nonstatutory Stock Option Agreement – Michael E. Shannon

455049.1

99.4*

Form of Nonstatutory Stock Option Agreement

99.5*

Form of Consultant Nonstatutory Stock Option Agreement

99.6*

Form of Employee Nonstatutory Stock Option Agreement

99.7*

Form of Stock Award Agreement

99.8*

Form of Restricted Stock Purchase Offer

99.9*

Form of Incentive Stock Option Agreement

____________________________

* Filed herewith

Item 9.   Undertakings.

The undersigned Registrant hereby undertakes:

1.	To file, during the period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (as long as the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and,

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2.

To determine as to the liability under the Securities Act of 1933, that each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.

To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

455049.1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stinson Beach, California, on September 11, 2009.

MEDIZONE INTERNATIONAL, INC.

By:	/s/ Edwin G. Marshall
Edwin G. Marshall Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Medizone International, Inc. (hereinafter the “Company”), hereby severally constitute and appoint Edwin G. Marshall our true and lawful attorney-in-fact with full power to him to sign for us, and in our names as officers or directors, or both, of the Company, a Registration Statement on Form S-8 (and any and all amendments thereto, including post-effective amendments) to be filed with the Securities and Exchange Commission relating to the Medizone International, Inc. 2009 Incentive Stock Plan, granting unto said attorney-in-fact and agent full power and authority to do and to perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated below.

September 11, 2009	By:	/s/ Edwin G. Marshall
Edwin G. Marshall Chief Executive Officer and Director (Principal Executive Officer)

September 10, 2009	By:	/s/ Steve Hanni
Steve Hanni Chief Financial Officer (Principal Accounting and Financial Officer)

September 10, 2009	By:	/s/ Richard G. Solomon
Richard G. Solomon Director

By:
Daniel D. Hoyt Director

September 11, 2009	By:	/s/ Michael E. Shannon
Michael E. Hannon Director

455049.1